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                                                                 Exhibit 10.26



                                   AGREEMENT

     THIS AGREEMENT (this "Agreement"), made as of the 1st day of August, 1996, between Koppers Industries, Inc., (the "Company"), and Donald N. Sweet of Pittsburgh, Pennsylvania (the "Employee").

     1. Company and Employee agree that Employee's employment as the Vice President and General Manager, Coke Products of the Company shall be and hereby is terminated effective August 1, 1996.

     2. Company agrees to employ Employee and Employee agrees to be employed effective August 1, 1996, in the position of Director of Business Development. Employee's responsibility as the Director of Business Development shall be to provide consulting and other services as requested by the Chief Executive Officer in writing. If Employee accepts any employment or engages in any consulting activities for any person or entity other than the Company, he shall notify immediately in writing the Chief Executive Officer of the identity of the person or entity by whom he is engaged and of the nature of the engagement. Employee shall not be assigned consulting or other services by the Company which conflict or interfere with his employment or consulting activities for persons or entities other than the Company. The compensation and benefits due Employee under this Agreement shall not be reduced as the result of Employee's engaging in work for any person or entity other than the Company during the term of this Agreement.

     3. This Agreement shall commence on August 1, 1996 and shall continue for a period of two (2) years, and Employee's employment with the Company shall terminate effective July 31, 1998.

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     4. Employee's present base salary of $11,650 per month shall continue during the term of this Agreement. These salary payments are in lieu of all severance payments to which the Employee would have been entitled upon termination.

     Employee will be entitled to be reimbursed for ordinary and necessary business expenses, approved in advance in writing, incurred by Employee in connection with the performance of his assigned duties.

     The Company will provide Employee with benefits equal to those provided other salaried employees, except that Employee shall not be entitled to payment for his membership in the Duquesne Club and shall not participate in any Koppers Bonus or Incentive Plan after December 31, 1996. Employee's Bonus or Incentive payments shall be paid solely on the basis of the Incentive Letter given to the Employee dated March 26, 1996.

     5. As a material inducement to the Company to enter into this Agreement and in consideration of the compensation to be paid to Employee under this Agreement, Employee covenants and agrees that for two (2) years following August 1, 1996, the Employee shall not engage, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, in any business which competes directly with the tar and coke businesses of the Company or its subsidiaries. Employee further agrees that during the two (2) year term of this Agreement, Employee shall not solicit any business directly competitive with the tar and coke business of the Company by means of solicitation of, or trading with, any

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customer, prospective customer, supplier, or prospective supplier of Company.
The provisions of this paragraph shall not prohibit employee from engaging in passive investment in the securities of publicly traded corporations which might compete directly with the Company's tar and coke business.

     6. If Employee violates any of the provisions of this Agreement, the Company shall promptly notify Employee in writing and with particularity of the activity believed to be in violation of this Agreement, and shall afford Employee the opportunity to cure the alleged breach within thirty (30) days of receipt, by Employee, of the Company's notice of breach. If Employee does not cure the alleged breech within the thirty (30) day cure period provided herein, the Company shall be entitled to terminate this Agreement without notice; however, Employee may appeal any such action by the Company to arbitration as provided in this Agreement.

     7. The parties agree that any violation of the noncompetition terms of this Agreement by Employee will result in immediate and irreparable harm to the Company and the Company shall be entitled to a preliminary injunction from a court of equity pending arbitration of the question whether Employee has violated the noncompetition terms of this Agreement, Should any court or arbitrator find any provision of this Agreement to be less than fully enforceable due to its breadth or restrictiveness, or for any other reason, the parties hereto intend that the court or arbitrator shall enforce the provision to the full extent permissible by applicable law.

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EMPLOYEE HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF THIS AGREEMENT AND
AGREES THAT THE RESTRICTIONS ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF THE COMPANY. THE PARTIES AGREE THAT THESE RESTRICTIONS ARE BEING ENTERED INTO TO INDUCE THE COMPANY TO ENTER INTO THIS AGREEMENT AND HAVE BEEN REQUIRED BY THE COMPANY TO PRESERVE THE GOODWILL ASSOCIATED WITH THE BUSINESS.

     8. The covenants and provisions of this Agreement are severable, and if any portion is held to be unlawful or unenforceable, the remaining terms and conditions will remain in full force and effect.

     9. Should any durational or geographical restriction on business activities covered under this Agreement be found to be less than fully enforceable due to its breadth of restrictiveness, the parties intend that any court or arbitrator will enforce the remaining provisions to the full extent permissible by construing such provisions to cover only that duration, extent or activity which may be enforceable.

     10. Employee shall not use any confidential information, nor shall Employee disclose or permit to be disclosed to any third party during or after the term of his employment, any confidential information without the prior express written consent of Company. By the term "confidential information" as used herein, the Parties mean the Company's special techniques, processes, analyses, methods, forms, hardware systems, software programs, and/or pricing or customer or supplier lists which are not generally known in the

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industry, which the Company has protected against disclosure. Employee shall not be prohibited, by this Paragraph, from disclosing confidential information (1) which at the time of receipt or thereafter becomes publicly known through no wrongful act of Employee, or (2) is received from a third party not under an obligation to keep such information confidential, or (3) as required to be disclosed by Employee pursuant to any law, regulation, or legal process.

      11. As a material inducement to the Company to enter into this Agreement, Employee irrevocably and unconditionally releases, acquits, and forever discharges the Company and each of the Company's owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, and other related entities (collectively, "Company Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses including attorneys' fees, costs actually incurred, and damages of any description (herein "Claims"), known and unknown, which Employee may have or claim to have against Company Releasees, including, but not limited to, Claims arising from any alleged violation of any federal, state or local statutes, ordinances, executive orders, or common law principles relating to employment, discrimination in employment, the termination of employment, the payment of wages and benefits (provided, however, that nothing in this paragraph shall constitute

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a release of any obligations for any amounts payable to Employee under any of the Company's benefit plans, which plans shall operate in accordance with their own terms, including Employee's accrued pension benefits and Employee's rights under the Company's Stock Option Plan, Survivor Benefit Plan and the Stockholders' Agreement), or any other Claims relating to or arising from, in connection with or during Employee's employment or the termination of his employment. The foregoing waiver and release of Claims does not include Claims which by law cannot be waived and does not include Claims arising in connection with enforcement of this Agreement.

     12. Employee acknowledges that in executing this Agreement he does not rely upon any representation or statement made by any of the Company Releasees.

     13. It is expressly understood that neither Employee nor the Company has any obligation to provide any other payments or benefits.

     14. The Company shall provide Employee with executive outplacement services from a service mutually agreeable to Employee and the Company, at a cost to the Company not to exceed $10,000.00, which amount will be deducted from the last payments to be received under Paragraph 4 of this Agreement.

     15. The Company shall reimburse to Employee his reasonable attorney fees in connection with negotiation of this Agreement, in an amount not to exceed $2,500.00.

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     16. The Company acknowledges that Employee has been granted ownership of his computer and associated equipment.


     17. EMPLOYEE ACKNOWLEDGES THAT HE HAS READ CAREFULLY AND UNDERSTANDS FULLY THE PROVISIONS OF THIS AGREEMENT INCLUDING THE RELEASE OF CLAIMS AND HAS HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH AND HAS CONSULTED WITH LEGAL ADVISORS PRIOR TO EXECUTING THIS AGREEMENT.

     18. If a dispute, controversy, or potential controversy arises under or in connection with this Agreement, the parties agree first to try in good faith to settle such dispute or controversy. The parties shall first try to resolve any such dispute or controversy by discussion between Employee and the Company's Vice President - Human Resources, who shall have authority to resolve any such dispute or controversy on behalf of the Company. The parties shall reduce to writing any resolution of any dispute, controversy, or potential controversy achieved through such discussions. The parties shall try to expedite the resolution of all such disputes and controversies, and shall complete their negotiations in this regard within no more than thirty days from the commencement of their discussions under this Paragraph.

     If the parties have not resolved the dispute, controversy, or potential controversy by direct negotiations within thirty (30) days of initiating negotiations, any party may initiate arbitration as herein provided. With the exception to disputes involving violation of the noncompetition terms of this Agreement (where Employer may seek a preliminary injunction lending arbitration of

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the question whether Employee is in violation of the noncompetition terms of this Agreement), all disputes, controversies, or potential controversies arising under or in connection with this Agreement which are not resolved by negotiation shall be decided by arbitration before a single arbitrator selected by agreement of the parties. In the event that the parties cannot agree upon the selection of an arbitrator, the parties agree that the American Arbitration Association in Pittsburgh Pennsylvania will select the arbitrator. The arbitrator shall be selected within thirty (30) days after unsuccessful conclusion of their efforts to resolve their dispute, controversy or potential controversy through negotiation.

     The arbitrator shall decide the dispute, controversy or potential controversy in accordance with the following procedures:

     (a) Within ten (10) days of the selection of an arbitrator, each party shall submit to the arbitrator its written position (the "initial Submission") provided that neither memorandum of position shall exceed 10 pages, double spaced plus such other documentary evidence as the parties deem necessary. In connection with the Initial Submission, neither of the parties may submit (and the arbitrator may not accept) any additional documentation (including affidavits).

     (b) Within ten (10) days of the delivery of the Initial Submission, each party may submit to the arbitrator and the other party a reply memorandum (the "Reply

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          Submission"), provided that neither reply memorandum shall exceed 5 pages, double spaced. In connection with the Reply Submission, neither of the parties may submit (and the arbitrator may not accept) any additional documentation (including affidavits).

     (c) Within ten 10 days of the expiration of the period for the delivery of the Reply Submission, the arbitrator, if he or she deems it necessary or advisable, may call a hearing which may be by telephone conference (the "Hearing"). The arbitrator shall schedule the Hearing within fifteen (15) days of determining that a Hearing shall be held. The arbitrator shall advise the parties as to the form of the hearing, which may be of one of two types. If the Arbitrator believes that clarification of the positions of the parties is necessary or advisable, the arbitrator may call a Hearing to ask representatives and counsel for the parties questions with respect to the issue to be decided and positions of the parties. If the Arbitrator believes that there are credibility issues which are best resolved with testimony, the arbitrator may call a Hearing in addition to hear the testimony of those witnesses central to the credibility dispute, either in person or by telephone as the arbitrator may determine. At Hearing, neither party may offer (and the arbitrator may not accept) any testimony the substance of which has not been extensively set forth in the previous

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          submissions of the parties (including affidavits), and neither party may offer (and the arbitrator may not accept) additional documentary evidence.

     (d)  Within ten (10) days after the later to occur, if such is to occur, of
          (a) the Hearing or (b) the Reply Submission, the arbitrator shall render his or her position.

     (e) The arbitrator shall promptly notify the parties in writing of the decision, together with the amount of any dispute resolution costs arising with respect thereto (the "Notice of Decision"). The Notice of Decision shall contain a concise explanation of the decision and the grounds thereof or, not to exceed three (3) pages, double spaced.

     (f) The decision of the arbitrator shall be final, binding and not subject to appeal.

     (g) All dispute resolution costs, which shall include any fee for the arbitrator for services rendered shall be borne by the unsuccessful party. If neither party is fully successful, the arbitrator may allocate the dispute resolution costs. Each party is to pay its own counsel fee and expenses.

     This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

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     This Agreement shall be governed under the laws of the Commonwealth of
Pennsylvania, and the parties consent to the jurisdiction of the courts of the Commonwealth of Pennsylvania for the purpose of enforcing this Agreement.



ATTEST:                                      KOPPERS INDUSTRIES, INC.


By:                                          By:
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Name:                                        Name:
      ---------------------------                  ----------------------------

Title:                                       Title:
       --------------------------                   ---------------------------


WITNESS:  /s/ Lauren A. Harford              EMPLOYEE:  /s/ Donald N. Sweet
        -------------------------                      ------------------------

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